Exhibit 99.1

MURPHY OIL CORPORATION BOARD OF DIRECTORS ELECTS

DAVID R. LOONEY EXECUTIVE VICE PRESIDENT AND CFO

TO SUCCEED JOHN W. ECKART

EL DORADO, Arkansas, February 21, 2018 – Murphy Oil Corporation (NYSE: MUR) announced today that David R. Looney has been elected by the company’s Board of Directors to serve as Executive Vice President and Chief Financial Officer effective March 1, 2018. Mr. Looney will succeed John W. Eckart who previously announced his intention to retire from the company later this year. Mr. Eckart will relinquish his position as Chief Financial Officer on March 1, 2018, but continue in active service for a period of time to assist in the transition.

Mr. Looney is an experienced financial executive with a broad range of leadership roles at both offshore deepwater Gulf of Mexico and U.S. onshore unconventional exploration and production companies. Over his 38-year career, he has a proven track record and extensive knowledge in managing a broad spectrum of financial functions including accounting, financial reporting and tax; treasury, corporate finance and risk management; corporate development; corporate planning; and corporate audit for public and private companies. Beginning his career in the commercial and investment banking industry, Mr. Looney specialized in the financing of various exploration and production companies as well as other energy businesses. Mr. Looney received his Bachelor of Science, Applied Mathematics and Masters of Science in Economics, both from Texas A&M University.

“We are pleased to welcome David to the Murphy Oil Corporation leadership team and look forward to leveraging his deep experience and wealth of knowledge to guide the financial strategy of our company. David is an experienced chief financial officer who is well-known in the energy markets and we now look to him to continue our ongoing commitment to financial discipline,” stated Roger W. Jenkins, President and Chief Executive Officer. “We want to recognize and thank John for the substantial contributions he has made to Murphy Oil Corporation over his multi-decade career as auditor, controller and ultimately chief financial officer. We wish him all the best on his pending retirement.”

“It is truly an honor and a privilege to assume the Chief Financial Officer role at Murphy Oil Corporation,” stated Mr. Looney, “The history, culture, and broad global asset base combine to make Murphy unique among the exploration and production landscape. I look forward to working with Roger and the entire team at Murphy.”

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Amy Garbowicz, amy_garbowicz@murphyoilcorp.com, 281-675-9201

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324